Contractor Agreement
(Contractor is Individual)
This Contractor Agreement (the “Agreement”) is dated as of February 2, 2026, and is by and between the following Parties:

Contractor:    Kevin Freeman
905 Dove Creek Road
Bartonville, TX 76226
Catalyst:    Health Catalyst, Inc.
a Delaware corporation
10897 South River Front Parkway, Suite 100 South Jordan, UT 84095
Contractor is an independent contractor of Catalyst and is engaged by Catalyst to perform consulting services, programming services, development services, and/or other services for Catalyst. Contractor agrees to and accepts all of the following terms, conditions and provisions as original terms, conditions and provisions of engagement with Catalyst. The Parties acknowledge the receipt of consideration adequate to support this Agreement.
Section 1 - Introduction

1.1Services. Contractor has been engaged by Catalyst to perform the services and work described in one or more Statements of Work (“SOWs” and each an “SOW”). Said services and work and any and all other services and work ancillary thereto shall be referred to herein as the “Services.” The Parties may, from time to time, execute new SOWs or supplement or amend existing SOWs as agreed to by the Parties in writing, that provide for additional services or work to be performed by Contractor. Such additional services or work shall also be “Services” governed by this Agreement. Each SOW may be in the form of Exhibit A or in some other form acceptable to both Parties.

1.2Third Party Projects and Subcontracting. Without limiting the generality of Paragraph 1.1 and as requested by Catalyst, the Services from Contractor for Catalyst may be utilized or performed for, or provided to, third parties designated by Catalyst. For example, as part of a project by Catalyst with a third party, (a) Catalyst may have Services performed by Contractor for that project or for the third party, either directly to the third party or through Catalyst, or (b) Catalyst may subcontract services under the project or another contract to Contractor for performance by Contractor as a subcontractor, provided that the subcontracted services are Services as defined above. In this context, Catalyst shall be responsible for primary contact with the third party and for Catalyst’s contract with the third party and for invoices to the third party. Catalyst shall be responsible for payment to Contractor for such Services. Contractor shall cooperate with the reasonable requests of Catalyst in so far as third party contact and relationships are concerned. In the event that Catalyst is a subcontractor of the third party for the performance of services to a customer of third party, then this paragraph will apply mutatis mutandis with the Contractor being a sub-subcontractor.
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1.3Work Product. “Work Product” means any computer program, documentation, work of authorship, template, illustration, drawing, text, invention, product, method, process, article of manufacture, composition of matter, idea, design, plan, improvement, information, data, or creation, and any part of any of the foregoing, that is developed, compiled, authored, written, invented, designed, or created by Contractor, in whole or in part, in the performance of Services or that is delivered by Contractor to Catalyst in connection with the Services or as part of any Deliverable or SOW. Work Product includes any Software under Paragraph 2.8 below.
1.4Deliverables. “Deliverables” will be the items identified in an SOW as “Deliverables” and will further include any other items, materials, and Work Product delivered by Contractor to Catalyst in connection with the Services or an SOW. Each of the Deliverables will be a “Deliverable.”
1.5Intellectual Property. “Intellectual Property” means any and all patents, trade secrets, know-how, copyrights, trademarks, service marks and other intellectual property and any and all rights, applications and registrations relating to them, under any and all of the following, the laws of the United States of America and any of its states and any other countries and jurisdictions and any applicable international treaties and conventions. This definition will be interpreted broadly.

1.6Confidential Information. “Confidential Information” means information and data learned or acquired by Contractor from Catalyst or from Catalyst’s licensees, clients, customers, contractors, suppliers, development partners, or affiliates, or from any third party or customer of a third party under Paragraph 1.2 above, in connection with the Services or an SOW. “Confidential Information” shall also include the Work Product. If Contractor learns or acquires through Catalyst or the Services any information or data disclosed by other persons or entities to Catalyst, such information and data shall also be “Confidential Information.” Any “Confidential Information” which is or becomes publicly known shall at such time cease to be Confidential Information, provided that the Confidential Information did not become publicly known due to any cause attributable to Contractor.

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Section 2 - Performance Of Services
1.1Deliverables, Schedule and Delivery. In connection with the Services, Contractor shall develop, prepare or create the “Deliverables” identified in the applicable SOW and any other Deliverables that are part of the Services. Services will be performed and Deliverables will be delivered to Catalyst in accordance with any schedule or time periods set forth in the applicable SOW. In the absence of such schedule or time periods, the Services will be performed and Deliverables will be delivered to Catalyst within a reasonable time.
1.2Specifications. The SOW may include specifications, features, functionality, and requirements for the Deliverables (the “Specifications”). It is Contractor’s obligation to develop, prepare and create Deliverables that meet such Specifications and to deliver such Deliverables to Catalyst in a timely manner. If Catalyst determines that additional or changed specifications, features, functionality, and requirements are needed for the Deliverables, Catalyst may amend the SOW and Specifications accordingly. However, in the event of such amendment to the Specifications: (a) any fixed price payable to Contractor for the Deliverables will be reasonably adjusted in the amendment to account for the additional or changed Specifications, and (b) the schedule or time periods of the SOW will be reasonably adjusted in the amendment to account for the additional or changed Specifications.

1.3Best Interests. Contractor shall perform the Services in a timely and professional manner, and shall exercise care, skill and diligence in the performance of Services, and shall act in the best interests of Catalyst.

1.4Independent Contractor Status. Contractor will perform the obligations hereunder as an independent contractor and nothing contained herein will be deemed to create a relationship of employer-employee, master-servant, agency, partnership or joint venture. Contractor will have no authority to bind Catalyst in agreements or other commitments with third parties. Contractor will inform all parties with whom Contractor has dealings relating to Catalyst of Contractor’s status as an independent contractor. Contractor will not, explicitly or implicitly, give any appearance of having authority (specific, apparent or otherwise) to bind Catalyst in agreements or commitments with such third parties. Consistent with an independent contractor relationship, the following will apply:
(a)Part-Time. This is not a full-time relationship. Contractor may work for other companies or employers, but this does not excuse Contractor from any breach of any other provision of this Agreement.

(b)Not Continuous. This is not a continuous relationship. It is expected that there may be time periods in which Services are not requested or provided and that the Services will terminate.
No Supervision, Direction or Control. Catalyst will not provide instructions to
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Contractor on when, where and how to work and will not supervise, direct or control the performance of the Services. However, the Services must attain the objectives, meet the Specifications, and produce the results requested by Catalyst within the general time frames or deadlines requested by Catalyst. Although Contractor may determine the order and sequence in which individual tasks are performed, Catalyst may establish priorities for the Services and Deliverables.
(e)Equipment. Generally, Contractor will use Contractor’s own equipment, computers and tools (including software tools) to perform Services. If reasonably necessary or useful in the performance of the Services, some specialized equipment, computers, software and/or tools may be provided by Catalyst for Contractor’s temporary use in performing Services, but for no other purpose. Catalyst will retain ownership of such equipment, computers, software and tools (and they will be returned by Contractor to Catalyst upon completion of the Services to which they apply or earlier if requested by Catalyst).

(f)Place of Performance. All or a majority of Services will be performed at Contractor’s own offices or facilities. However, some Services may be performed at the offices or facilities of Catalyst as permitted by Catalyst and warranted by the nature of the Services and other considerations.
1.5Use of Others. All Services and Deliverables shall be performed, developed, authored and created by Contractor and no other person or entity.
1.6Reports. Contractor shall keep Catalyst informed as to the progress and status of the Services, Work Product and Deliverables and shall deliver written reports thereon when requested by Catalyst.

1.7Termination. Contractor’s Services and engagement are terminable by Catalyst only for a material breach of any agreements between Catalyst and Contractor, including, without limitation, a repeat failure to provide the Services after Catalyst has provided written notice to Contractor of such failure. Contractor may not terminate the Services or the engagement, unless all Services, assignments and projects under the SOWs are completed by Contractor to the reasonable satisfaction of Catalyst.
Computer Programs. To the extent that the Services include any computer programming or the Work Product or Deliverables include any computer programs or code, this Paragraph 2.8 (including (a) to (c) below) will apply. “Software” means any computer programs or code resulting from the Services and any computer programs or code in the Work Product or Deliverables.
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(a)Source Code and Development Environment. Contractor will deliver to Catalyst any and all source code, object code, executable code, pseudo code, designs, programming documentation, user documentation, flow charts, logic diagrams, specifications, and other works of authorship that may be written or created as part of or in connection with the Services or Software or its development and all of the foregoing are deemed part of the Work Product for the purposes of this Agreement. Contractor will include comments in the Software source code. The source code comments and organization and the programming documentation given to Catalyst will be in conformance with professional standards of computer programming and will be sufficient to enable programmers knowledgeable and experienced in the relevant programming language(s) and development tools to maintain and enhance the Software. Contractor will also deliver to Catalyst the “Development Environment” for the Software. The “Development Environment” means the software tools, utilities, development software, and other code, materials and items used by Contractor to design, develop, compile, build, test, maintain, and enhance the Software. Anything needed to compile or build the Software (other than commercially available operating systems, compilers, tool kits and products) will be included in and with the Development Environment. If a component of the Development Environment is commercially available to the public, Contractor need only identify the component in a written document included with the Development Environment. The Development Environment will not be deemed part of the Work Product except to the extent stated otherwise in the applicable SOW or developed, authored or created as part of the Services. Except for the components, if any, in the Development Environment that are part of the Work Product (and therefore owned by Catalyst), the Development Environment and all of Contractor’s intellectual property and rights in and to the Development Environment are licensed by Contractor to Catalyst with the right to grant sublicenses.

(b)Correction of Programming Errors. Contractor will correct any programming errors or defects in the Software reported to Contractor and will deliver corrections and work-around solutions to Catalyst. This obligation will not apply to any programming error or defect not reported to Contractor within the first six months after the item to which the error or defect applies is delivered to Catalyst, unless and except to the extent that the Services or SOW provides for a longer period of time.
(c)No Self-Help Code, Harmful Code or Frivolous Code. Contractor warrants to Catalyst that no copy of the Software provided by Contractor under this Agreement will contain or be accompanied by any Self-Help Code, Harmful Code or Frivolous Code (as defined below):

“Self-Help Code” means any back door, time bomb, drop dead device, or other routine, code, algorithm or hardware component designed or used: (i) to disable,
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erase, alter or harm the Software or any computer system, program, database, data, hardware or communications software, automatically with the passage of time, or under the control of, or through some affirmative action by, a person other than Catalyst or its customer, or (ii) to access any computer system, program, database, data, hardware or communications system of Catalyst or its customer. “Self-Help Code” does not include any code in the Software or any accompanying hardware component designed and used to permit Contractor to obtain access to the Software on Catalyst’s or its customer’s computer system (e.g., remote access via modem) solely for purposes of providing maintenance or technical support to Catalyst or a customer, provided that such code or hardware component is first disclosed to Catalyst and approved by Catalyst in writing.

“Harmful Code” means any virus, Trojan horse, worm, or other routine, code, algorithm or hardware component designed or used to disable, erase, alter, or otherwise harm any computer system, program, database, data, hardware or communications system, or to consume, use, allocate or disrupt any computer resources. The term Harmful Code does not include Self-Help Code.
“Frivolous Code” means any functionality, graphics, text, audio or visual material, or other content, that is frivolous or disparaging, or is otherwise not relevant to the legitimate purposes of the computer system, computer program, software product, database or computer storage medium. However, Frivolous Code does not include anything required or approved by Catalyst.

Section 3 - Compensation

1.1Fees. Subject to Contractor’s compliance with this Agreement, Catalyst shall pay Contractor for Services in accordance with the applicable SOW. Such compensation shall only be changed upon the mutual written agreement of the Parties.
1.2Expenses. Expenses are reimbursable or payable by Catalyst only to the extent provided in the applicable SOW. Any reimbursement or payment by Catalyst will require appropriate documentation or receipts to evidence expenses.

Invoices and Payment. Contractor shall issue invoices to Catalyst on a monthly basis for Services performed during the month. The invoices will include a reasonable description of the Services performed and the resulting Deliverables. Catalyst will make payment within thirty (30) days of receipt and approval of a properly stated invoice, provided that the invoice is not disputed by Catalyst. Catalyst has no obligation to make payment if the applicable Deliverables for which payment is due have not been delivered to Catalyst in accordance with
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this Agreement.    Catalyst has no obligation to make any payment to Contractor except as expressly stated in this Agreement or the applicable SOW.
1.3Taxes. Contractor will be responsible for the timely reporting and payment to the proper taxing authorities of all federal, state, and local taxes applicable to the amounts paid to Contractor by Catalyst. Contractor further agrees to indemnify and save Catalyst harmless against all claims and taxes (including interest, penalties, and any other costs) that are claimed or assessed against Catalyst and are attributable to any Services or this Agreement or the payments made hereunder or to any allegation that Contractor is an employee of Catalyst rather than an independent contractor.

Section 4 - Assignment of Work Product
1.1Purpose and Understanding. Contractor is engaged and compensated by Catalyst for the purpose of creating Work Product and Intellectual Property for the benefit and ownership of Catalyst and with the understanding that Contractor will comply with this Agreement. Catalyst may assign and license such Work Product and Intellectual Property to others. All Work Product shall be a “work made for hire” to the extent possible under U.S. copyright law (i.e., Catalyst shall be deemed the “author” thereof and the owner of the copyright thereto).
1.2Assignment. Except for the “work made for hire” copyrights owned by Catalyst under Paragraph 4.1, Contractor agrees to assign, and hereby assigns, to Catalyst any and all Work Product conceived, developed, reduced to practice or created, in whole or in part, previously or hereafter, alone or jointly with others, by Contractor, and any and all copyrights, patent rights, trade secrets, and other Intellectual Property in and to the Work Product.

1.3Disclosure and Assistance. Contractor shall fully disclose to Catalyst any and all Work Product and Intellectual Property subject to assignment under this Agreement or that is a work made for hire. Contractor shall render all reasonable assistance requested by Catalyst to secure, protect and enforce rights in such Work Product and Intellectual Property. Such assistance shall include the execution of any assignment, application, oath, affidavit, declaration, petition or other instrument reasonably requested by Catalyst.
1.4Registration of Copyrights, Etc. Catalyst shall have the right, at its expense, to register the copyright(s) in and to the Work Product and to file and prosecute patent and trademark applications relating to the Work Product. Contractor shall cooperate with the reasonable requests of Catalyst to facilitate such registration, filings and prosecution, including the execution of documents reasonably requested by Catalyst.

1.5Recordation.    Catalyst may record this Agreement or, at Catalyst’s election, separate assignments or licenses or notices or summaries of this Agreement, with the U.S.
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Copyright Office, the U.S. Patent and Trademark Office, and any other government agencies, offices or entities of any country or jurisdiction, and Contractor shall provide any cooperation reasonably necessary to facilitate such recordation.
1.6Moral Rights. If and to the extent that any moral rights, le droit moral, or other similar rights such as attribution or integrity or publicity (collectively “Moral Rights”) are applicable to any Work Product, Contractor waives such Moral Rights to the extent possible and permissible under applicable law. Without limiting the generality or scope of the foregoing waiver, said waiver includes a waiver of any Moral Rights in or to Work Product for use of the Work Product as a work of visual art. Specific waivers of Moral Rights for specific items of Work Product will be signed by Contractor if and as requested by Catalyst. Notwithstanding anything herein, this paragraph shall not adversely affect any copyright, intellectual property or right or owned by Catalyst, and no such copyright, intellectual property or right is lost to Catalyst by virtue of any waiver.

Section 5 - Protection of Catalyst
1.1Restrictions. Contractor shall not directly or indirectly disclose or transfer any Confidential Information or Work Product to any other person, business or entity. Contractor will not use, sell or exploit any Confidential Information or Work Product, except as part of the Services for Catalyst. Contractor will not engage in any business or in any employment, work or services for a third party that would inherently or inevitably result in a disclosure or use of Confidential Information or Work Product. Contractor will not discuss any of the Services or Work Product or any matter relating to them or with any other person, business or entity except as expressly permitted by Catalyst.

1.2Confidential Information of Third Parties. Contractor understands that, from time to time, Confidential Information may be submitted to Catalyst by Catalyst’s customers or other persons or entities and that said Confidential Information is protected under Paragraph 5.1 if and to the extent it is disclosed to or learned by Contractor.
Ownership of Documents, Etc. Any and all documents, notebooks, drawings, papers, plans, designs, computer storage media and other materials in which any of Catalyst’s information, data, technology, computer programs, or works of authorship (including Work Product) or Intellectual Property or any Confidential Information is described, recorded or stored shall belong to Catalyst. Contractor shall deliver any and all of the foregoing in the possession or control of Contractor to Catalyst upon termination of the Services or this engagement and at any other time upon Catalyst’s request. However, with respect to any device or computer or electronic storage medium owned by Contractor, this obligation can be complied with by permanently deleting or erasing the foregoing from the device, computer or medium.
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1.3Rights of Other Persons. Contractor shall not disclose to Catalyst or use in the performance of the Services anything or any Intellectual Property which is proprietary to any other person or entity, unless Catalyst has received authorization from the other person or entity and Contractor is instructed in writing by Catalyst to do so.
1.4Preservation of Rights to Products. Contractor shall not incorporate into any of the Work Product, Deliverables, or any of Catalyst’s other products or use in connection with the creation, development, design, improvement, modification or maintenance of any of the Work Product, Deliverables, or any of Catalyst’s other products or technology anything or any Intellectual Property not owned by Catalyst unless specifically instructed otherwise in writing by Catalyst (other than Intellectual Property licensed by Contractor to Catalyst under this Agreement - see the last sentence of Section 2.8(a)). No computer code or other subject matter governed by any GNU General Public License or GNU Lesser General Public License or any other free software or open source license agreement will be included by Contractor in, or used by Contractor in, the development of any Work Product, Deliverable, or other products or technology of Catalyst unless specifically instructed otherwise in writing by Catalyst in each case.

1.5Noninfringement. Contractor warrants that the Work Product and Deliverables as delivered to Catalyst, and their use, reproduction, distribution, licensing, sale and commercialization by Catalyst and its customers, licensees, sublicensees, distributors, OEMs, VARs, resellers, and end users will not infringe, misappropriate or violate any Intellectual Property or other rights of any third party. Contractor shall indemnify Catalyst and its customers, licensees, sublicensees, distributors, OEMs, VARs, resellers, and end users against, and hold them harmless from, any claims of such infringement, misappropriation or violation, and all liabilities, expenses, damages, judgments, settlements, attorneys’ fees and losses relating to or arising from any such claims. This does not apply to any patent infringement caused by Contractor’s compliance with Specifications required by Catalyst.

1.6Training and Background Checks. In the event Contractor will be exposed to Catalyst’s customers’ protected health information under the Health Insurance Portability and Accountability Act of 1996, Contractor will complete all necessary training required by Catalyst before providing Services. Additionally, Contractor will submit to a criminal background check, drug screen, and Fraud and Abuse Control Information Systems (“FACIS”) Level 3 search, all to be performed at Catalyst’s expense.
Injunctive Relief. Contractor agrees that a breach by Contractor of this Agreement will cause irreparable injury to Catalyst not adequately compensable in monetary damages alone or through other legal remedies. Therefore, in the event of a breach, Catalyst shall be entitled to preliminary and permanent injunctive relief and other equitable relief in addition to any other available damages and other legal remedies.
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1.7Representations and Warranties
(a)Contractor’s Status. Contractor warrants that Contractor is properly licensed to do business as needed for the Services and this Agreement.

(b)Compliance with Laws. Contractor warrants that Contractor is now, and shall remain, in full compliance with all applicable local, state and federal laws, regulations and ordinances. Contractor shall comply with the United States Foreign Corrupt Practices Act (including as it may be amended), the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption laws in connection with its performance under this Agreement. Contractor shall not promise, authorize or make any payment, or otherwise provide any item of value, directly or indirectly, to any foreign official or any foreign political party or official thereof or candidate for foreign political office.

(c)Contractor’s Freedom to Operate. Contractor warrants that Contractor has all necessary rights to use the equipment and tools, including without limitation all software tools and/or code, that Contractor will use in performing the Services. Contractor warrants that none of these software tools or code infringe the copyright or other intellectual property of any third party, and if any such tools or code are licensed from or provided by a third party, Contractor uses those tools and code in compliance with the applicable license agreement and any other contract obligations.

(d)Security Exhibit. Contractor shall comply with the Security Exhibit requirements attached hereto, insofar as they are applicable to Contractor’s provision of the Services.
1.8Indemnification. Contractor will indemnify and hold harmless Catalyst and Catalyst’s officers, directors, affiliates, employees, and representatives from and against any and all claims, actions, damages, costs, expenses, attorneys’ fees, losses, liabilities, penalties and fines incurred by or asserted against any or all of them as a result of Contractor’s fault, negligence, willful misconduct, fraud or strict liability in connection with any of the Services performed by Contractor.
Covenant Not to Solicit. Contractor covenants and agrees that until two years after the last date that any Services are performed for Catalyst, Contractor will not, either directly or indirectly, on Contractor's own behalf or in the service of or on behalf of others, hire away or contact, solicit, divert, or encourage any person employed or engaged by Catalyst with the intent of enticing him or her away from the employ or engagement of Catalyst, or otherwise induce or influence any person to discontinue employment with or services for Catalyst.
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1.9Business Associate Agreement. If and as reasonably requested by Catalyst, Contractor will sign reasonable Business Associate Agreements as may be needed for the Services or for compliance with HIPAA.
1.10Trade Secrets Notice. Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1), and will provide such notice to its employees, contractors and others involved in the Services, if any: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Section 6 - Other Provisions

1.1Severability. In case any provision contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalid, illegal or unenforceable provision shall be curtailed, limited, and construed as necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied. If that is not possible, then such provision will be eliminated to the extent necessary and the other provisions of this Agreement shall not be affected thereby.

1.2Final Agreement. This Agreement (including the SOWs) constitutes the final, complete and exclusive agreement between Catalyst and Contractor concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, written or oral, between Catalyst and Contractor with respect thereto.
1.3Modification. Any modification, rescission or amendment of this Agreement shall not be effective unless made in a writing executed by both Parties.
1.4Construction. The wording of this Agreement is the wording selected by the Parties to define their mutual agreement, and this Agreement shall not be construed or interpreted in any manner that favors any Party over the other Party, i.e., no rule of strict construction shall apply against either Party. In the interpretation and application of this Agreement, whenever the context reasonably permits, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof. This Agreement is written in the English language and such English language version shall govern and control over any translation of this Agreement into any other language.

Governing Law and Forum. This Agreement shall be governed by the laws of the State of Utah without regard to conflict of law principles. Any litigation between the Parties
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concerning this Agreement or its subject matter shall be conducted exclusively in state or federal courts in Utah and their respective courts of appeal, and the Parties consent to such exclusive jurisdiction and venue.
1.5No Assignment. This Agreement is personal to Contractor and shall not be assigned (and duties shall not be delegated) by Contractor without the advance written consent of Catalyst. Catalyst may assign this Agreement to any third party who acquires Catalyst’s intellectual property in or to the Deliverables or who is a successor to the portion of Catalyst’s business to which this Agreement or the Services most pertain.

1.6Notices and Communications. All notices and consents permitted or required under this Agreement must be in writing and shall be delivered to the other Party at the address set forth at the beginning of this Agreement or such substitute address as the other Party may specify for itself by written notice. All communications between the Parties shall be in English.
1.7Relationship. Neither Party is the partner, joint venturer, agent or representative of the other Party. Neither Party has the authority to make any representations or warranties or incur any obligations or liabilities on behalf of the other Party. Neither Party shall make any representation to a third party inconsistent with this Paragraph.
1.8Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or promise.

1.9Execution and Authority. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.
[Signature Page Follows]
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Agreed to and Accepted by:

Health Catalyst, Inc. ("Catalyst")	Kevin Freeman (“Contractor”)

/s/ Benjamin Lowry	/s/ Kevin Freeman
Benjamin Lowry	Kevin Freeman
General Counsel	Contractor
2/13/2026	2/13/2026

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Security Exhibit
A.Maintain an information security policy
B.Implement controls to ensure asset protection, including:
a.Procedures to protect organizational assets, including information, software and hardware (the “assets”);
b.Any required physical protection controls and mechanisms;
c.Maintain controls to ensure protection against malicious software;
d.Procedures to determine whether any compromise of the assets (e.g., loss or modification of information, software and hardware) has occurred;
e.Controls to ensure the return or destruction of information and assets at the end of, or at an agreed point in time during the Agreement;
f.Maintain controls to ensure the confidentiality, integrity, availability, and any other relevant property of the assets;
g.Maintain restrictions on copying and disclosing information;
h.Train administrators and users in security methods and procedures;
i.Ensure user awareness for information security responsibilities and issues;
j.Provide for the transfer of personnel, if and where appropriate;
k.Outline responsibilities regarding hardware and software installation and maintenance;
l.Maintain a clear reporting structure in agreed-upon reporting formats;
m.Maintain a clear and specified process of change management;
n.Maintain an access-control policy with respect to third parties covering:
i.The different reasons, requirements, and benefits that make access by the third party necessary;
ii.Permitted access methods, and the control and use of unique identifiers such as user IDs and passwords;
iii.An authorization process for user access and privileges;
iv.A requirement to maintain a list of individuals authorized to use to provide services, including their rights and privileges with respect to such use;
v.A statement that all access that is not explicitly authorized is forbidden;
vi.A process for revoking access rights or interrupting the connection between systems.
vii.Arrangements for reporting, notification (e.g., how, when, and to whom) and investigating information security incidents and security breaches, as well as violations of the requirements in the Agreement, stating:
The third party, following the discovery of a breach of unsecured covered information, notifies you including the identification of each individual whose unsecured personally identifiable information has been, or is reasonably believed by the third party to have been, accessed, acquired, or disclosed during such breach;
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1.All notifications are made without unreasonable delay and in no case later than two (2) calendar days after the discovery of a breach;
2.Maintain evidence demonstrating that all notifications were made without unreasonable delay; and
3.Any other information that may be needed to notify individuals, either at the time notice of the breach is provided or promptly thereafter as information becomes available, along with its security classification;
4.An appropriate service level agreement consistent with that in the Agreement;
5.The definition of verifiable performance criteria, their monitoring and reporting;
viii.The right to monitor and revoke any activity related to the assets;
ix.The right to audit responsibilities, defined in the agreement, to have those audits carried out by a third party, and to enumerate the statutory rights of auditors;
x.The penalties exacted in the event of any failure of these obligations;
xi.Establish an escalation process for problem resolution;
xii.Service continuity requirements, including measures for availability and reliability;
xiii.The respective liabilities of the parties to the agreement;
xiv.Responsibilities with respect to legal matters and how it is ensured that the legal requirements are met (e.g., data protection legislation);
xv.Intellectual property rights and copyright assignment and protection of any collaborative work; and
xvi.Conditions for renegotiation or termination of agreements, including
1.A contingency plan is in place in case either party wishes to terminate the relationship before the end of the agreement;
2.Renegotiate the agreement if the security requirements of the organization change; and
3.Current documentation of asset lists, licenses, agreements or rights relating to them.
o.Maintain a policy and/or process and obligation to notify Catalyst of any personnel transfers or terminations of third-party personnel who possess organizational credentials or who have information system privileges within fifteen (15) calendar days.
If no written policy exists, interview all applicable personnel impacted by these requirements and ensure that the requirements are understood (or determine whether the requirements are not understood or agreed to, in which case such personnel may not perform services). Evidence of ad hoc or informal policy may also be provided by observing individuals, systems and/or processes associated with addressing security in third-party agreements to determine if the policy requirements are generally understood and implemented consistently; and
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i.Reasonably cooperate with Catalyst in reviewing any written procedure(s) or examine documentation associated with formal or ad hoc processes to determine if the requirement(s) is/are addressed consistently by the third party.
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Exhibit A Statement of Work No. 1
Date of this SOW: February 2, 2026
This Statement of Work (“SOW”) is governed by the Contractor Agreement dated February 2, 2026, by and between Health Catalyst, Inc. (“Catalyst”) and Kevin Freeman (“Contractor”). The Parties agree as follows:

Description of Services:
Contractor will provide general support, as needed, for (i) a transition of responsibilities of Chief Commercial Officer (including, without limitation, prospective and current client relationships) to the interim Chief Commercial Officer and/or other team members of Catalyst, as directed by Ben Albert or his designee (including Lynne Dossey), and (ii) other special projects related to the Vitalware business unit requested by Ben Albert or his designee (including Kyle Salyers).

Term:
The term of this SOW will begin February 2, 2026 (immediately after the separation of
Contractor’s employment with Catalyst on February 1, 2026, so there is a continuous, uninterrupted service relationship between Catalyst and Contractor) and the term will end at the end of the day on December 1, 2026, subject to extension upon mutual agreement by the parties in writing.

Compensation:
During the term of Contractor’s engagement with Catalyst (i.e., service relationship),
Contractor’s compensation shall solely be the continued vesting of Catalyst’s restricted stock unit awards (“RSUs”) and performance-based restricted stock unit (“PRSUs”) awards granted to Contractor when he was an employee of Catalyst that are eligible to vest on or before December 1, 2026, all in accordance with and subject to the terms of Catalyst’s 2019 Stock and Option Incentive Plan, as amended. The parties acknowledge and agree that all restricted stock units and performance-based stock units of Catalyst previously granted to Contractor that could vest after December 1, 2026, shall be forfeited and cancelled on the date hereof. There shall be no additional equity, cash or other forms of compensation for Contractor’s services.

For information purposes only, the following is an estimate by Catalyst of the number of PRSUs and RSUs that are eligible for vesting during the period noted above, with such estimates subject to change based upon Catalyst’s board of directors measuring the achievement of performance-based metrics that could impact PRSU vesting. Contractor acknowledges the following estimates for information purposes may change based upon the Board’s measurement and approval of such PRSU vesting.
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Summary
Vesting Date	Expected Vesting
March 1, 2026	76,785
June 1, 2026	28,334
September 1, 2026	28,333
December 1, 2026	20,833

Expenses:
Reasonable travel or business expenses must be approved in advance by Catalyst.

Other Terms and Conditions:
Contractor will retain the Catalyst issued laptop and Catalyst email address and access until the end of the Term, at which time the laptop shall be returned to Catalyst, unless purchased, as more fully addressed in the Laptop Purchase Form and Offboarding Next Steps, provided separately.

Agreed to and accepted by (authorized signatures):

Health Catalyst, Inc. ("Catalyst")	Kevin Freeman (“Contractor”)

/s/ Benjamin Lowry	/s/ Kevin Freeman
Benjamin Lowry	Kevin Freeman
General Counsel	Contractor
2/13/2026	2/13/2026

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